SCHEDULE A

to the

FUND ACCOUNTING SERVICE AGREEMENT

Funds to be serviced Under this Agreement

as of December 16, 2008

Amerigo Fund

Clermont Fund

Berolina Fund

Descartes Fund

Liahona Fund

 Reservoir Fund

The parties hereto agree to the terms of this Schedule effective as of the 16th day of December 2008.

ADVISORONE FUNDS

GEMINI FUND SERVICES, LLC

By: /s/ W. Patrick Clarke

By:/s/ Andrew Rogers

W. Patrick Clarke, President

Andrew Rogers, President